SEPARATION AND SEVERANCE AGREEMENT

This Separation and Severance Agreement ("Agreement") is made and entered into by and between KIT digital, Inc., a Delaware corporation (the "Company"), and Gavin Campion an individual ("Executive") this 14th day of May, 2012 (the “Effective Date”).

RECITALS

A.   Executive has been employed by the Company as an officer and served on the Company's Board of Directors up until March 23, 2012.

B.    Executive and the Company entered into an Employment Agreement on August 31, 2011 (the "Employment Agreement"), attached hereto as Exhibit A.

C.   After lengthy discussions among the parties concerning the operations, management structure and future of the Company, the parties desire to terminate their relationship and reorganize the structure of the Company on an amicable basis pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, undertakings and releases, receipt of which is hereby acknowledged as sufficient consideration by both parties, the parties agree as follows:

1.  RECITALS. The above recitals are true, correct, and are herein incorporated by reference.

2.  RESIGNATION OF EMPLOYMENT. Executive hereby resigns as a key employee and Director and from any and all other offices or positions he may have had with the Company or any of its subsidiaries, to be effective on the Termination Date, as defined herein. Executive acknowledges that he has timely received all wages, benefits or other monies due through the date of this Agreement under the Employment Agreement or otherwise from the Company.

3.  TERMINATION. The Employment Agreement is permanently terminated effective on the Termination Date. However, Schedules B&C of the Employment Agreement shall survive termination for a period of one (1) year after the Termination Date.

4.  SEVERANCE AND BENEFITS. Subject to the conditions set forth herein, the Company and Executive agree to the following.

a.)	Company shall pay Executive an amount equal to the previous twelve (12) months base salary (US$24,583 pcm to a total of US$295K), to paid in 9 equal monthly installments, commencing Aug 15th, 2012 and through April 15th, 2013, which shall be fully accelerated in the event the company completes a financing. At such time, the balance shall be paid in a lump sum on the closing date of such financing. Financing shall include the securing of a debt facility.

b.)	All stock options (the “Stock Options”) granted and issued to Campion pursuant to the Company’s incentive stock plans over time (together, the “Stock Option Plans”) together with all restricted stock units (the “RSUs”) and performance contingent restricted stock units (the “PCRSUs”) awarded and issued to Campion pursuant to those certain Restricted Stock Unit Program (the “RSU Program”) and Performance Contingent Restricted Stock Unit Program (the “PCRSU Program”) shall continue to vest pursuant to the terms and conditions of the Stock Option Plans, the RSU Program and the PCRSU Program, as the case may be, irrespective of Campion’s ongoing role in the Company or on the Board.

c.)	The Company agrees that if Executive is made a party, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive' alleged action in an official capacity while serving as a director, officer, member, employee, or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's Articles of Incorporation, Bylaws, or resolutions of the Board of the Company, or, if greater, by the laws of the State of New York, against all cost, expense, liability, and loss (including, without limitation, attorney's fees, judgments, fines or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, or agent of the Company or other entity and shall inure to the benefit of Executive' heirs, executors, and administrators.

d.)	The Company agrees to enter into an advisory agreement with Executive that compensates Executive $25,000 per month for the ensuing three-month period which will be paid on or before the 15th May, 15th June and 15th July.

e.)	If Executive is able to successfully complete the divestiture of the Sputnik Agency within the six (6) month time period following the Termination Date, the Company shall pay Executive an additional 10% bonus against the gross revenue proceeds of such sale. The gross revenue for such sale must exceed $3.5 mil. in order to collect the 10% bonus. If the Sputnik business is sold for less than $3.5 mil, Executive shall receive a 5% bonus for such direct effort.

f.)	Executive shall be paid $25,000 to cover relocation costs upon execution of this agreement, to be paid on the execution date of this agreement.

g.)	The Board’s Compensation Committee shall determine whether or not Executive is entitled to receive a bonus for 2011, or the partial period of 2012.

h.)	Executive shall be reimbursed up to $20K to cover legal expenses associated with the negotiation of this Agreement and other related matters. Actual invoices of work shall be provided to the Company and the Company will pay the legal firm directly.

5.  TERMINATION DATE AND CONDITION TO AGREEMENT. The effective date of the resignation of Executive and termination of the Employment Agreement shall be April 19, 2012 ("Termination Date").

6.  RETURN OF PROPERTY. As a condition to the terms of this Agreement, Executive shall return to the Company, in good condition, all property, documentation and materials or property to the Company in Executive's possession, except for his cell phone (Blackberry) and Mac Air laptop.

7.  NON-DISPARAGEMENT. The Company and Executive further agree that they shall not make any disparaging, denigrating or untrue statements about the parties or about any other employee of the Company. It is agreed and understood that any breach of this paragraph by Executive or the Company would be material to the other.

8.  GENERAL RELEASES AND VOLUNTARY WAIVER OF RIGHTS.

Except for the obligations created by or arising out of this Agreement, effective on the Termination Date, Executive and Executive's descendants, heirs, successors and assigns, and each of them, do hereby release, acquit, satisfy and forever discharge and covenant not to sue the Company, its agents, servants, employees and all persons for whose conduct it is legally responsible, including, but not limited to, its officers, directors, attorneys, insurers, stockholders, parent, subsidiary, affiliated or related entities and their respective successors and assigns, and each of them, past or present, from any and all manner of action, causes of action, rights, liens, agreements, contracts, covenants, obligations, suits, claims, debts, dues, sums of monies, costs, expenses, attorneys' fees, judgments, orders and liabilities, accounts, covenants, controversies, promises, damages, of whatever kind and nature in law or equity or otherwise whether now known or unknown, including specifically but not limited to, any and all claims arising out of such employment relationship which Executive ever had (including claims not yet accrued) against the Company, its agents, servants, employees and persons for whom it is legally responsible, for and upon any reason arising out of the employment relationship Executive had with the Company and the transactions and relationships describe herein. Executive specifically acknowledges that he has been advised that he should consult with an attorney concerning his rights and the signing of this Release

9.  NON-ADMISSIONS. The Company and Executive agree that neither this Agreement nor the consideration given shall be construed as an admission of any wrongdoing or liability by the Company or Executive, and that all such liability or wrongdoing is expressly denied.

10.  ANTI-COERCION. Each of the Parties hereto has entered into this Agreement without undue influence, fraud, coercion, duress, misrepresentation, or restraint having been imposed upon them by any other party, and further acknowledges that each party had the opportunity to be represented by counsel of their own selection.

11.  INTERPRETATION OF RELEASE. That this Agreement shall be construed in any case which doubt may arise in such a manner as will make it lawful and fully enforceable, and in the event that any part hereof shall be deemed unenforceable or illegal, then it is the intention of the Parties hereto that such part be severed and only the remainder be in force. That for the purposes of interpretation and construction of this Agreement, this Agreement shall be deemed to have been drafted by the Company and by Executive.

12.  NOTICES. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of Executive to the business or residence as shown on the records of the Company, or in the case of the Company to its principal office or at such other place as it may designate.

13.  ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties and shall not be modified, altered, or discharged, except by a writing signed by each of the Parties hereto.

14.  GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.  COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

16.  WAIVER OF BREACH - EFFECT. No waiver or any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.

17.  FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE. In entering into this Agreement, the Parties represent that they have relied upon the advice of their attorneys or have chosen to enter into this Agreement without the assistance of counsel based upon their understanding of the terms hereof. The terms of this Agreement have been completely read and explained to them by their attorneys and/or they have reviewed the terms hereof in complete detail and that the terms are fully understood and voluntarily accepted by them.

18.  HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KIT DIGITAL, INC.

By:	/s/ Lou Schwartz

Lou Schwartz, Esq.

General Counsel

GAVIN CAMPION

/s/ Gavin Campion